EXHIBIT 99.11

STOCK OFFERING
QUESTIONS & ANSWERS

FACTS ABOUT THE CONVERSION

The Board of Directors of Fremont Mutual unanimously adopted a Plan of Conversion on August 25, 2003, whereby Fremont Mutual will convert from a mutual insurance company to a stock insurance company and at the same time become a wholly-owned subsidiary of Fremont Michigan InsuraCorp, Inc. ("FMIC"), a Michigan corporation formed by Fremont Mutual Insurance Company to own all of its outstanding stock. The Common Stock of FMIC will be offered to current Fremont Mutual surplus note holders in exchange for their notes and then to Fremont Mutual's Eligible Policyholders who are Michigan residents, directors, officers and employees in a Subscription Offering, and then to certain members of the general public in a Community Offering.

Investment in Common Stock involves certain risks. For a discussion of these risks and other factors, investors are urged to read the accompanying Prospectus.

Q.   WHY IS FREMONT MUTUAL CONVERTING TO STOCK FORM?

A.   The conversion and subsequent stock offering should provide a better funded company with more flexibility in financing transactions. These effects will improve Fremont's ability to serve its customers and provide additional lines of insurance to its customers.

Q.   WILL THE CONVERSION AFFECT MY INSURANCE COVERAGE WITH FREMONT MUTUAL?

A.   No. Existing insurance coverage under your policy will not undergo any change as a result of the Conversion.

Q.   WILL I RECEIVE A DISCOUNT ON THE PRICE OF THE STOCK?

A.   No. Applicable law requires that the offering price of the stock be the same for everyone: policyholders, directors, officers and employees of Fremont Mutual, and the general public.

Q.   HOW MANY SHARES OF STOCK ARE BEING OFFERED, AND AT WHAT PRICE?

A.   FMIC is offering up to 920,000 shares of Common Stock at a subscription price of $10 per share through the Prospectus.

Q.   WHAT ARE THE PRIORITIES OF PURCHASING THE COMMON STOCK?

A.   First, Fremont Mutual's surplus note holders will have an opportunity to exchange their notes for Common Stock of FMIC. The remainder of the Common Stock will be offered first to Fremont Mutual's Eligible Policyholders (policyholders as of August 25, 2003) who are Michigan residents, directors, and officers in a Subscription Offering and then to the general public in a Community Offering, giving priority to categories of the general public who are residents of the state of Michigan and have a relationship with the Fremont Mutual. Priority for the Community Offering will be in the following order:

1)	policyholders of the Insurance Company whose policies were issued after August 25, 2003;

2)	the Insurance Company's employees, insurance agents, agencies and owners of its insurance agencies;
3)	public and private foundations based in Michigan; and
4)	Michigan residents.

Q.   HOW MUCH STOCK CAN I PURCHASE?

A.   The minimum purchase is 250 shares; the maximum purchase by any person is 5% of the shares sold, which will range between 34,000 and 46,000 depending on the total shares issued in the offering.

Q.   HOW DO I ORDER STOCK?

A.   You may subscribe for shares of Common Stock by completing and returning the stock order form and certification form, together with your payment, either in person to FMIC or by mail in the postage-paid envelope that has been provided.

Q.   HOW CAN I PAY FOR MY SHARES OF STOCK?

A.   You can pay for the Common Stock by check or money order payable to The Huntington National Bank.

Q.   WHEN IS THE DEADLINE TO SUBSCRIBE FOR STOCK?

A.   An executed order form and certification form with the required full payment must be physically received by Centennial Securities Company, Inc. by 12:00 noon, local Michigan time, on ____________ ___, 2004.

Q.   CAN I SUBSCRIBE FOR SHARES USING FUNDS IN MY IRA/QUALIFIED PLAN?

A.   Yes, if you have a "self-directed" trust account. Please call our Conversion Center if you require additional information.

Q.   CAN I SUBSCRIBE FOR SHARES AND ADD SOMEONE ELSE WHO IS NOT ON MY POLICY TO MY STOCK REGISTRATION?

A.   No. Applicable law prohibits the transfer of subscription rights. Adding the names of other persons who are not owners of your qualifying policy(s) will result in your order becoming null and void.

Q.   WILL PAYMENTS FOR STOCK EARN INTEREST UNTIL THE CONVERSION CLOSES?

A.   No. Any payments made to subscribe for shares will not earn interest.

Q.   WILL DIVIDENDS BE PAID ON THE STOCK?

A.   FMIC does not intend to pay dividends to its shareholders in the foreseeable future and cannot assure its shareholders that dividends will be paid in the future. The primary source of funds for payment of dividends will be dividends from FMIC'S subsidiary, Fremont Mutual Insurance Company. Moreover, the payment of any dividends from Fremont to FMIC is subject to the insurance laws and regulations intended to protect policyholders.

Q.   WILL MY STOCK BE COVERED BY INSURANCE?

A.   No. The Common Stock is not insured or guaranteed by any government agency nor is it insured or guaranteed by Fremont Mutual Insurance Company or FMIC.

Q.   WHERE WILL THE STOCK BE TRADED?

A.   Upon completion of the Conversion, FMIC expects that brokers will publish bid and ask quotations for the shares in the Pink Sheets centralized quotation service after the completion of the offering under the symbol "FMIC."

Q.    CAN I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

A.   No. After receipt by Fremont Mutual, your order may not be modified or withdrawn.

Q.   WHAT IF I HAVE ADDITIONAL QUESTIONS OR REQUIRE MORE INFORMATION?

A.   If you have any questions regarding the Conversion or need additional information, please call Centennial Securities Company, Inc. toll free at (800) 253-4131. Centennial Securities Company, Inc. is open Monday through Friday from 8:30 a.m. to 5:00 p.m.

This is not an offer to sell or a solicitation of an offer to buy Common Stock. The offer is made only by the Prospectus.